CONFIDENTIAL MATERIAL HAS BEEN OMMITTED AND
FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISION. BOXES AND
ASTERISKS DENOTE SUCH OMISSION

SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is dated as of February 24, 2011 (the “Effective Date”), by and between Tarantula Ventures LLC, a Delaware limited liability company (“Landlord”), and RackSpace US, Inc., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
R-1.    CH1 (the “Building”) is comprised of two (2) phases (“CH1 Phase I” and “CH1 Phase II” respectively). CH1 Phase I is complete and contains approximately two hundred fifty-three thousand (253,000) gross square feet, comprised in part of approximately one hundred twenty-one thousand (121,000) square feet of raised floor area, and has 18.2 megawatts of Critical Load Power (as hereinafter defined) available to it. Landlord has elected to construct CH1 Phase II, which will contain approximately one hundred eight thousand nine hundred fifteen (108,915) square feet of raised floor area and will have 18.2 megawatts of available Critical Load Power.
R-2.    By that certain Lease dated July 31, 2009, by and between Landlord and Tenant (the “Initial Lease”), as amended by that certain First Amendment to Lease dated as of May 4, 2010 (the “First Amendment”) (the Initial Lease, as amended by the First Amendment, the “Original Lease”), Tenant leases nine (9) computer rooms referred to as Pods 1, 3, 5, 6, 7, 8, 11, 12 and 13 in CH1 Phase I (the “Existing Pods”), as well as the Office Space (the “Existing Office Space”) and Storage Space (the “Existing Storage Space”) (all such area being hereinafter referred to as the “Premises”). Tenant has the right to lease Additional Office Space and Additional Storage Space pursuant to and in accordance with Section 3 of the First Amendment.
R-3.    Landlord and Tenant desire to add two (2) computer rooms in CH1 Phase II to the Premises and to terminate the Lease with respect to Pods 1 and 3 in CH1 Phase I, subject to and in accordance with the terms and conditions set forth in this Second Amendment.
R-4.    Landlord and Tenant desire formally to reflect their understandings and agreements whereby the aforesaid rentable area in CH1 Phase II will be added to the Premises and Pods 1 and 3 will be deleted therefrom, and therefore to revise and modify the Original Lease accordingly.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.RECITALS; DEFINED TERMS. The foregoing recitals are hereby incorporated into this Second Amendment by reference, as if fully set forth in this first paragraph. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Original Lease, as amended hereby. As of the Effective Date, the term “Lease” shall mean the Original Lease, as amended by this Second Amendment.

2.	PHASE II EXPANSION PREMISES.

A.Phase II Expansion Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases and accepts from Landlord, for the term and upon the conditions hereinafter provided, the space in CH1 Phase II designated as computer rooms 25 and 27 on the floor plan attached as Exhibit A hereto and made a part hereof (collectively, the “Phase II Expansion Premises” or the “Phase II Expansion Pods” and each, a “Phase II Expansion Pod” or, respectively, “Pod 25,” and “Pod 27”). Pod 25 contains approximately seven thousand two hundred sixty-nine (7,269) square feet of raised floor space with a maximum of 1.3 megawatts of available Critical Load Power and Pod 27 contains approximately fourteen thousand two hundred thirteen (14,213) square feet of raised floor space with two (2) 1.3 megawatt UPS systems that provide an aggregate of 2.6 megawatts of available Critical Load Power. Notwithstanding anything to the contrary contained herein, Pod 27 shall be deemed to be two (2) separate Pods under the provisions of Sections 13.6, 13.9 and Exhibit F of the Lease, with each such Pod having a Pod Maximum Load Limit of 1.3 megawatts of Critical Load Power, and for such purposes, such two (2) separate Pods shall sometimes hereinafter be referred to respectively as “Pod 27A” and “Pod 27B”. The Phase II Expansion Pods, in the aggregate, contain approximately twenty-one thousand four hundred eighty-two (21,482) square feet of raised floor space with 3.9 megawatts of available Critical Load Power. Effective as of the Phase II Expansion Premises Lease Commencement Date (as hereinafter defined), the Phase II Expansion Premises shall be added to and become a part of the Premises under the Lease and the Phase II Expansion Pods may be referred to thereinafter as Pods. The Existing Pods, excepting the Terminated Pods (hereinafter defined), together with the Phase II Expansion Pods [i.e., Pods 5, 6, 7, 8, 11, 12, 13, 25 and 27] are hereby agreed to contain a total area of approximately eighty thousand seven hundred fifty-one (80,751) square feet of raised floor space and thirteen (13) megawatts of available Critical Load Power. Landlord and Tenant agree that the term Pod Maximum Load Limit, as defined in Section 2.A. of the First Amendment, shall hereafter mean and refer to the maximum Critical Load Power available to any Pod, i.e., a Phase II Expansion Pod, an Existing Pod and any Pod subsequently added to the Premises, as applicable. Except as otherwise set forth in this Second Amendment, all terms and conditions of the Original Lease applicable to the Pods shall apply with respect to the Phase II Expansion Premises and, effective as of the Phase II Expansion Premises Lease Commencement Date, all references to the Premises shall be deemed to include and refer to the Phase II Expansion Premises. From and after the Phase II Expansion Premises Lease Commencement Date, the term “Building” shall, unless the context otherwise indicates, mean and refer to CH1 Phase I and CH 1 Phase II, combined, for all purposes under the Lease.

B.Phase II Expansion Premises Term.

(1)Except as otherwise set forth herein, all of the provisions of this Second Amendment shall be in full force and effect from and after the Effective Date. The term of the Lease with respect to the Phase II Expansion Premises (hereinafter referred to as the “Phase II Expansion Premises Lease Term”) shall commence on the Phase II Expansion Premises Rent Commencement Date, as determined pursuant to Paragraph 2.B(4) below, and continue for a period of fifteen (15) years after the Phase II Expansion Premises Rent Commencement Date unless such Phase II Expansion Premises Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof. Notwithstanding the foregoing, if the Phase II Expansion Premises Rent Commencement Date shall occur on a day other than the first day of a month, the Phase II Expansion Premises Lease Term shall commence on such date and continue for the balance of such month and for a period of fifteen (15) years thereafter. The term “Phase II Expansion Premises Lease Term” shall include any and all renewals and extensions of the term with respect to the Phase II Expansion Premises as provided for herein below. Notwithstanding anything to the contrary contained herein or in the Original Lease, Tenant may elect to substitute the Lease Term expiration date of any Existing Pod for the Phase II Expansion Premises Lease Term expiration date of any Phase II Expansion Pod (with an equal Pod Maximum Load Limit), provided that the aggregate Lease Term shall remain unchanged, and provided further that Tenant provides Landlord written notice of such election at least twelve (12) months prior to the expiration date of the affected Pod(s) which is soonest to occur. Tenant's notice shall identify which Pods are affected. Subject to the terms and provisions of the two (2) immediately preceding sentences and of Section 2.B.(1) of the First Amendment, all references in the Original Lease to the Lease Term or Term shall, unless the context otherwise indicates, mean and refer to (a) the “Lease Term” with respect to Pods 5, 6, 7 and 8, the Existing Office Space and the Existing Storage Space, (b) the Expansion Pods Lease Term (as defined in said Section 2.B.(1) of the First Amendment) with respect to the Expansion Space (as defined in Section 2.A. of the First Amendment), and (c) the Phase II Expansion Premises Lease Term with respect to the Phase II Expansion Premises.

(2)(a)    The “Phase II Expansion Premises Lease Commencement Date” shall be the later of (i) February 1, 2012 and (ii) the date on which Landlord delivers possession of the Phase II Expansion Premises to Tenant with the Lease Commencement Pre-Conditions (hereinafter defined) satisfied in full. The following items (I) through (V) shall be referred to as the “Lease Commencement Pre-Conditions”: (I) a certificate of occupancy (or local equivalent) and any other required occupancy, use permit or other appropriate governmental approval allowing Tenant to legally occupy and use the Phase II Expansion Premises, has or have been issued by all appropriate governmental authorities with jurisdiction, for the Phase II Expansion Premises; (II) Landlord has substantially completed, at its sole cost and expense, CH1 Phase II, including without limitation Landlord's Phase II Work (as hereinafter defined) as set forth in Paragraph 2.F. below, as evidenced by the issuance of a certificate of substantial completion for CH1 Phase II issued by Landlord's architect; (III) all mechanical and electrical systems for each Phase II Expansion Pod (including each of Pod 27A and Pod 27B), and all components thereof, including, without limitation, PDUs, power distribution boards, CRACs and other components of the HVAC system, UPSs, EPO kiosks, and Engine Generators, and the Security Systems and Building Management System, are in good working order (as each of the foregoing terms is defined in the Original Lease); (IV) data center level 4 testing and level 5 commissioning have been completed with respect to all mechanical and electrical systems for each Phase II Expansion Pod (including each of Pod 27A and Pod 27B), as certified by CH1 Phase II's engineer of record, and further supported by a final report from CH1 Phase II's commissioning agent; and (V) CH1 Phase II shall comply with all applicable Laws (including, without limitation, the ADA and Environmental Laws).

(b)    [*****]

(3)It is presently anticipated that the Phase II Expansion Premises Lease Commencement Date will occur on or about February 1, 2012 (the “Anticipated Phase II Expansion Premises Lease Commencement Date”). [*****]

(4)The “Phase II Expansion Premises Rent Commencement Date” shall be the earlier of (i) the date that is ninety (90) days after the Phase II Expansion Premises Lease Commencement Date or (ii) the date on which Tenant commences the conduct of its business upon any portion of a Phase II Expansion Pod. For avoidance of doubt, except as otherwise expressly provided in Paragraph 2.C. below, the Phase II Expansion Premises Access (hereinafter defined), any Renewed Systems Testing (hereinafter defined) with respect to the Phase II Expansion Pods and Tenant's performance of any Phase II Expansion Premises Installations (as hereinafter defined), shall not constitute the conduct of Tenant's business upon any portion of any Phase II Expansion Pod.

(5)[*****]

(6)Promptly after the Phase II Expansion Premises Rent Commencement Date and the commencement of each subsequent Phase are ascertained, Landlord and Tenant shall execute a written declaration setting forth, as applicable, the Phase II Expansion Premises Rent Commencement Date, the commencement date of each subsequent Phase for each Phase II Expansion Pod (subject to the provisions of Paragraph 2.B.(5) above), and the date upon which the Phase II Expansion Premises Lease Term and the applicable Phase will expire for each Phase II Expansion Pod. The form of such declaration is attached as Exhibit C to the Original Lease. Landlord and Tenant acknowledge that the Phase II Expansion Premises Lease Term expiration date for any Phase II Expansion Pod may be changed by Tenant pursuant to and in accordance with the terms and provisions of Paragraph 2.B.(1) above.

C.Phase II Expansion Premises Access. Tenant shall not enter the Phase II Expansion Premises for any reason until the Phase II Expansion Premises Lease Commencement Date. From and after the Phase II Expansion Premises Lease Commencement Date, Landlord shall permit Tenant to enter the Phase II Expansion Premises (the “Phase II Expansion Premises Access”) in order to commence Tenant Installations in the Phase II Expansion Premises (“Phase II Expansion Premises Installations”), provided that, prior to commencing any such work in any Phase II Expansion Pod, Tenant shall comply in all respects with the requirements of Article IX of the Lease. In performing Tenant's Phase II Expansion Premises Installations from and after the Phase II Expansion Premises Lease Commencement Date, up until the Phase II Expansion Premises Rent Commencement Date (the “Phase II Expansion Premises Access Period”), Tenant shall be permitted to use [*****] normal, non-Critical Load Power in any Phase II Expansion Pod, at its expense, for installation and testing. Except as otherwise expressly provided herein below, [*****] Tenant will be deemed to have commenced the conduct of its business for purposes of subpart (ii) of the first sentence of Paragraph 2.B.(4) hereof, provided, that Landlord shall not be required to give Tenant more than one (1) such notice and opportunity to cure during the Phase II Expansion Premises Access Period. [*****] All terms and conditions of the Original Lease, as amended by this Second Amendment, shall apply to Tenant's Phase II Expansion Premises Access during the Phase II Expansion Premises Access Period, except for the payment of Base Rent, Operating Expenses and Management Fee, which will be payable in accordance with the terms of Paragraphs 2.D. and 2.E. below.

D.Phase II Expansion Premises Base Rent.

(1)Commencing on the Phase II Expansion Premises Rent Commencement Date, Tenant shall pay to Landlord as monthly Base Rent, net of all Operating Expenses, without set off, deduction (unless otherwise expressly agreed to in the Original Lease, as amended hereby) or demand, with respect to each Phase II Expansion Pod, an amount equal to [*****] on the date that such monthly Base Rent is due and payable, subject to annual adjustment pursuant to Paragraph 2.D.(2) below. The monthly Base Rent payable hereunder shall be due and payable in advance on the first day of each month. Payment of monthly Base Rent for any fractional calendar month shall be prorated.

(2)The Phase II Expansion Premises Base Rent Rate shall be escalated on November 1, 2012 and each anniversary of such date thereafter during the Phase II Expansion Premises Lease Term by [*****].

E.Phase II Expansion Premises Additional Rent. Effective on the Phase II Expansion Premises Lease Commencement Date, Tenant's “Pro Rata Share” shall mean thirty-five and seventy-one hundredths percent (35.71%). Commencing on the Phase II Expansion Premises Lease Commencement Date, subject to the next sentence of this paragraph, Tenant shall pay the Management Fee and Tenant's Pro Rata Share of all Operating Expenses for the Building [i.e., CH1 Phase I and CH1 Phase II, combined] with respect to the entire Premises, including the Phase II Expansion Premises [*****]. [*****] Notwithstanding anything to the contrary contained in the Original Lease, as amended hereby, upon the expiration or earlier termination of the Lease as to one or more but less than all of the Pods, Tenant's Pro Rata Share shall be reduced to the ratio of Critical Load Power available to the Premises, as then constituted, compared to the Critical Load Power available to the Building.

F.Landlord's Phase II Work.

(1)[*****]

(2)[*****]

(3)[*****]

G.Phase II Expansion Premises Renewal. Landlord hereby grants to Tenant the right, exercisable at Tenant's option and subject to the conditions described below, to renew the Phase II Expansion Premises Lease Term for two (2) additional, successive terms of five (5) years each (each such five-year term, if exercised, being referred to herein as a “Phase II Expansion Premises Renewal Term”). If such rights are exercised, and if the conditions applicable thereto have been satisfied, the first Phase II Expansion Premises Renewal Term shall commence immediately following the end of the Phase II Expansion Premises Lease Term and the second Phase II Expansion Premises Renewal Term shall commence immediately following the end of the first Phase II Expansion Premises Renewal Term. The rights of renewal (collectively, the “Phase II Expansion Premises Renewal Rights”) herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the terms and conditions of Article XXV of the Original Lease; provided, however, that (i) references therein to Lease Term shall mean the Phase II Expansion Premises Lease Term; (ii) references therein to the Premises shall mean the Phase II Expansion Premises; and (iii) references therein to Renewal Term shall mean Phase II Expansion Premises Renewal Term. Moreover, the Phase II Expansion Premises Renewal Rights may be exercised with respect to any or all of the Phase II Expansion Pods. Notwithstanding anything contained in the Lease to the contrary, Tenant's Phase II Expansion Premises Renewal Rights are in addition to Tenant's rights to renew the Lease Term with respect to the initial Premises granted pursuant to Article XXV of the Original Lease and to renew the Expansion Pods Lease Term with respect to the Expansion Space granted pursuant to Section 2.F. of the First Amendment.

H.Tenant's Phase II Expansion Premises Work. Subject to the terms and provisions of this Paragraph 2.H. herein below, Tenant, or an agent of Tenant, will manage the initial leasehold improvements, including without limitation the Phase II Expansion Premises Installations, to be made by Tenant to the Phase II Expansion Premises (“Tenant's Phase II Expansion Premises Work”). This includes the selection of contractors, architects and/or engineers, as applicable. Landlord will have reasonable approval rights of any proposed general contractor and will be allowed to review and reasonably approve all plans and specifications relative to Tenant's Phase II Expansion Premises Work. In connection with the foregoing, Tenant shall consult with, and reasonably consider suggestions by, Landlord regarding the design of the electrical distribution, perforated floor tile placement and equipment layout of each of the Phase II Expansion Pods in connection with Tenant's Phase II Expansion Premises Work, to optimize the performance of the Phase II Expansion Pods. [*****]. At Tenant's election, Tenant may engage Landlord to perform Tenant's Phase II Expansion Premises Work, on the same terms as are provided in Section 9.1(a) of the Original Lease regarding the Tenant Deployment Work for the initial Pods (as such terms are defined in the Original Lease); provided, however, that Section 2.2(c) of the Original Lease will not be applicable to any such Tenant's Phase II Expansion Premises Work performed with respect to the Phase II Expansion Pods.

I.[*****]

J.[*****]

3.TERMINATION PODS. As of 11:59 pm Central Time on the Effective Date hereof, Tenant's obligation to pay Base Rent and Tenant's Pro-Rata Share of Operating Expenses for Pod 1 and Pod 3 (the “Termination Pods”) shall terminate and be of no further force or effect. On the date that is thirty (30) days after the Effective Date (the “Termination Pods Surrender Date”), (a) the Lease with respect to the Termination Pods shall automatically terminate and be deemed canceled, (b) all references to the Premises in the Lease shall expressly exclude the Termination Pods, and (c) except as expressly provided in the Original Lease, as amended hereby, and this Paragraph 3, there shall be no further rights, obligations or liabilities with respect to the Terminated Pods on the part of either party hereto to the other party under the Lease. As of 11:59 pm Central Time on the Termination Pods Surrender Date, Tenant shall surrender the Termination Pods to Landlord in the condition required by Sections 6.3(a), 8.1 and 9.3 of the Original Lease. For the period commencing on the Effective Date and expiring at 11:59 pm Central Time on the date that is one (1) day prior to the Phase II Expansion Premises Lease Commencement Date, Tenant's Pro Rata Share shall mean fifty percent (50%). Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that the terms and provisions of this Paragraph 3, regarding the termination of the Lease with respect to the Termination Pods, shall survive any termination of this Second Amendment as set forth herein.

4.TENANT'S METERING APPARATUS. Tenant has been permitted, and is hereby permitted, to install, at its sole cost, a redundant set of current transformers and related circuitry and facilities, including communications connectivity equipment (hereinafter collectively referred to as “Tenant's Metering Apparatus”), on the incoming sources of the Critical Load Power for the Premises (the “C-Boards”). Tenant's installation of Tenant's Metering Apparatus shall be subject to the terms and provisions of Article IX of the Original Lease. Without limiting the foregoing, Landlord acknowledges that it has previously approved Tenant's initial installation of Tenant's Metering Apparatus on C-Boards for certain of the Pods (the “Initial Installation”) and the plans and specifications therefor, pursuant to Section 9.2 of the Original Lease. Tenant's installation of Tenant's Metering Apparatus is further subject to the following terms and conditions:
(a)    Tenant acknowledges and agrees that Tenant's Metering Apparatus shall be used solely for the acquisition of data to assist Tenant in its power and space management efforts within the Premises. Landlord's metering equipment shall be utilized for all other purposes under the Lease, including, but not limited to, determining Tenant's Critical Load Power and CRAC usage under Section 13.4 thereof and determining Critical Load Power quality and availability under Exhibit F of the Lease, including the occurrence of any Power Deficiencies, HVAC Deficiencies and/or Services Interruption Events.
(b)    Without limiting the generality of the terms and provisions in this Paragraph 4 above, Landlord acknowledges that, prior to scheduling the Initial Installation, Tenant submitted to Landlord, and Landlord approved, “Specification Documents,” including drawings, plans, specifications of all proposed materials and wiring schematics, for Tenant's Metering Apparatus with respect to the Initial Installation. Tenant shall, prior to scheduling subsequent installations of Tenant's Metering Apparatus on C-Boards serving the Premises (each, a “Subsequent Installation”), submit Specification Documents to Landlord for Landlord's review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord shall approve Specification Documents for any Subsequent Installation if such Specification Documents are substantially consistent with the Specification Documents for the Initial Installation.

(c)    Landlord acknowledges that it: (i) inspected the work methods and materials during and after the Initial Installation; and (ii) deemed such work not to be substandard or inconsistent with the Specification Documents for the Initial Installation. Following Landlord's approval of Specification Documents for any Subsequent Installation, Tenant shall provide at least two (2) Business Day's written notice to Landlord prior to commencing any such Subsequent Installation. Landlord shall have a continuing right to inspect Tenant's Metering Apparatus and, to the extent Landlord reasonably determines that the installation thereof was substandard or inconsistent with the applicable Specification Documents, any corrective action that Landlord may reasonably require in connection therewith shall be performed by Tenant at Tenant's sole expense.
(d)    Tenant shall be solely responsible for the installation, repair and maintenance of Tenant's Metering Apparatus, provided, that, to the extent any repairs or maintenance of Tenant's Metering Apparatus are required due to the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, such repairs and/or maintenance shall be at Landlord's cost and expense. Prior to performing installation of, or repairs or maintenance to, Tenant's Metering Apparatus that would require access to current transformers, connections or wiring to the C-Boards, Tenant shall coordinate and schedule such installation, repairs or maintenance with Landlord's data center operations personnel. Landlord, on behalf of itself and its data center operations personnel, agrees to reasonably cooperate with Tenant in connection with Tenant's installation, repair and maintenance of Tenant's Metering Apparatus.

(e)    Tenant covenants and agrees that the installation and operation of Tenant's Metering Apparatus shall not interfere with Landlord's obligations under the Lease, including, but not limited to Landlord's obligations set forth in Article XIII and Exhibit F thereof, and shall not interfere with Landlord's operations within the Building. For purposes of the foregoing sentence, the term “interfere” shall not be deemed to include any incidental interference that has no adverse impact on Landlord's obligations under the Lease or operations within the Building. In the event that Tenant's (or its agents', contractors' or employees') installation and/or operation of Tenant's Metering Apparatus, or, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees, the malfunctioning of Tenant's Metering Apparatus, causes damage to Landlord's electrical distribution systems serving the Premises (subject to the exception set forth herein above, the duration of any such event (ceasing upon successful repair of the damage or when successful repair of such damage would have occurred if Landlord had pursued said repair promptly and diligently), a “Tenant's Metering Apparatus Damage Event”), as reasonably determined by Landlord, Tenant shall be responsible for all costs to repair such damage and shall pay such costs as Additional Rent within thirty (30) days after receipt of an invoice of the costs of such repairs from Landlord. During (i) any Tenant's Metering Apparatus Damage Event or (ii) any reasonable period that it is reasonably necessary for Landlord's electrical distribution systems to be de-energized to allow for the repair of Tenant's Metering Apparatus (a “De-energized Period”), (A) Landlord's obligations under Article XIII and Exhibit F under the Lease with respect to the provision of Critical Load Power to the Premises shall be suspended, but only to the extent Landlord's inability to satisfy said obligations is caused by such Tenant's Metering Apparatus Damage Event and/or De-energized Period, and (B) notwithstanding any provision of the Lease to the contrary, no Power Deficiency caused by such Tenant's Metering Apparatus Damage Event and/or De-energized Period shall constitute a Power Interruption Event for purposes of Exhibit F of the Lease. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to avoid Power Deficiencies and other interruptions to the Premises, and, except as expressly provided above, shall satisfy Landlord's obligations under the Lease, including, without limitation, Landlord's obligations set forth in the penultimate grammatical paragraph of Section 13.2 of the Lease, during a Tenant's Metering Apparatus Damage Event or a De-energized Period.

(f)    In the event that during the Lease Term, in Landlord's sole but reasonable determination, the location of Tenant's Metering Apparatus (or any portion thereof) physically conflicts with Landlord's operations within the Building, including, but not limited to construction of improvements or installation of equipment, upon the receipt of written notice from Landlord, Tenant shall relocate Tenant's Metering Apparatus (or portion thereof, if applicable), at Tenant's sole cost, to a location designated by Landlord.
(g)    [*****]

(h)    Upon the expiration or earlier termination of the Lease Term, Tenant shall remove Tenant's Metering Apparatus and shall repair or replace any damage or injury to all or any portion of the Premises resulting from the installation and/or removal of Tenant's Metering Apparatus.

(i)    In addition to Tenant's general indemnification of Landlord under Section 14.2(a) of the Lease, Tenant hereby expressly agrees to indemnify and hold Landlord harmless against all losses, costs, damages, claims, liabilities, suits, and causes of action, including reasonable attorneys' fees and costs of litigation, suffered by or claimed against Landlord, directly or indirectly, based on or arising out of the installation, operation, use, maintenance, repair or removal of Tenant's Metering Apparatus, including, without limitation, any accident, injury, or damage whatsoever caused to any person, contractor, tenant or third party, or to the property or operations of Landlord or any person, contractor, tenant or third party, except to the extent caused by the negligence or willful acts or omissions of Landlord, its agents, contractors or employees. In no event, however, shall Tenant, Guarantor or any of Tenant's Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them), under any circumstances under this Paragraph 4(i) be liable for: (I) any exemplary or punitive damages or (II) any consequential or indirect damages (or for any interruption of or loss to business) to the extent that (A) Tenant is not covered therefor by insurance carried, or required to be carried, under the Lease, and (B) provided that Tenant is carrying such required insurance, Tenant does not receive proceeds therefor.

5.	MODIFICATIONS TO ORIGINAL LEASE. The Original Lease shall be modified as set forth herein below.

A.Effective from and after the Effective Date, the Original Lease is hereby amended by adding the following provision as Section 9.5 of the Lease:

“The addition and installation of any integrated static transfer switch/power distribution unit (each, a “STS/PDU”) in any Pod by or on behalf of Tenant that is in addition to the Building-standard number of STS/PDUs installed in each Pod by Landlord as part of Landlord's Work (each, an “Additional STS/PDU”), shall be subject to the following terms and conditions: (i) Additional STS/PDUs shall be specified and purchased by Tenant, or by DFTS on behalf of Tenant, at Tenant's cost [*****], to be consistent and compatible with the make, model and manufacturer of the Building-standard STS/PDUs, including all features and options (as reasonably determined by Landlord), provided that Landlord shall be responsible to provide Tenant with all relevant specifications for the Building-standard STS/PDUs, including, without limitation, the make, model and manufacturer, and all features and options, thereof, prior to or concurrently with Landlord's approval of the installation of said Additional STS/PDUs as provided for in this Lease; (ii) at Tenant's cost [*****], Additional STS/PDUs shall be equipped with industry-standard remote monitoring capabilities and shall be integrated into the BMS (defined in Exhibit F attached hereto) in the same manner as the Building-standard STS/PDUs, provided that Landlord shall be responsible to provide Tenant with all information reasonably necessary in order for Tenant to understand the work related to the integration of the Additional STS/PDUs into the BMS prior to or concurrently with Landlord's approval of the installation of said Additional STS/PDUs as provided for in this Lease; (iii) all Additional STS/PDUs and associated STS/PDU input feeders, BMS wiring and integration and any required revisions and/or modifications to the existing 600-volt electrical distribution system necessary to accept and provide electrical power to each Additional STS/PDU shall be installed and/or performed, as applicable, by DFTS (as hereinafter defined) at Tenant's cost [*****]; and (iv) all maintenance and repairs for Additional STS/PDUs shall be performed by Landlord [as provided for in Section 8.2 above] at Tenant's sole cost, [*****]. Notwithstanding the foregoing, the terms and conditions of subparagraphs (i) and (ii) above shall automatically be deemed to be satisfied with respect to any Additional STS/PDUs installed by Landlord and/or DFTS. As used herein, (1) the term “Building-standard number of STS/PDUs” shall mean six (6) 300 kVA STS/PDUs for each of Pods 5, 6, 7, 8, 11, 12, 13 and 25 and twelve (12) 300 kVA STS/PDUs for Pod 27, and (2) the term “Building-standard STS/PDUs” shall mean the STS/PDUs installed by Landlord, at Landlord's sole cost and expense, as part of Landlord's Work and Landlord's Phase II Work. For avoidance of doubt, as part of Landlord's Work and Landlord's Phase II Work, as applicable, Landlord is required to install, in each Pod and at its sole cost and expense, the Building-standard number of STS/PDUs.”

For clarification purposes, the term “Landlord's Phase II Work” used in the above-quoted language shall mean and refer to Landlord's Phase II Work as defined and described in Paragraph 2.F. of this Second Amendment.

B.Landlord and Tenant acknowledge and agree that all references in the Original Lease to “Shell Office Requirements” shall mean and refer to “Shell Office Space Requirements” as defined in Section 9.1(a) of the Original Lease.

C.[*****]

D.The references in Sections 13.2(i) and 13.2(iii) and in the penultimate sentence of Section 13.2 of the Original Lease to “9.966 megawatts” shall be deleted and replaced with “13 megawatts”.

E.The penultimate sentence in the penultimate paragraph of Section 13.2 of the Original Lease is hereby deleted and replaced with the following sentence:

“Landlord further represents and warrants that the critical electrical and mechanical systems of CH1 Phase I and CH1 Phase II are designed in an isolated redundant 14N+2R configuration, each with 18.2 megawatts of Critical Load Power over the raised floor space, thus 13 megawatts of Critical Load Power with N + 2R redundancy shall be available to the Premises when all infrastructure is operational as provided herein above.”

F.The second sentence of Section 13.9 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Landlord agrees to provide notice to Tenant's Emergency Contacts promptly upon gaining knowledge that Tenant is utilizing Critical Load Power in an amount equal to or in excess of 1.3 megawatts in any of Pod 5, 6, 7, 8, 11, 12, 13, 25, 27A or 27B.”

G.Article XXVIII of the Original Lease is hereby deleted in its entirety.

H.Section 2.J. of the First Amendment is hereby deleted in its entirety and all references to “Pod 16” are hereby deleted from the First Amendment.

6.BROKER AND AGENT.

Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Second Amendment. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with this Second Amendment.

7.	OTHER TERMS AND PROVISIONS.

A.Landlord Representation. As of the Effective Date, Landlord represents that there is no mortgage or deed of trust encumbering the Property.

B.Ratification. Except as otherwise expressly modified by the terms of this Second Amendment, the Original Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Original Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Landlord and Tenant enforceable according to the terms thereof. If any provision of this Second Amendment conflicts with the Original Lease, the provisions of this Second Amendment shall control.

C.Binding Effect. All of the covenants contained in this Second Amendment, including, but not limited to, all covenants of the Original Lease as modified hereby, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

D.Effectiveness. The submission of this Second Amendment shall not constitute an offer, and this Second Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

E.Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Second Amendment. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Second Amendment, (i) a facsimile signature shall be deemed to be an original signature and (ii) a telecopy delivery or electronic delivery (i.e., the transmission by any part of his, her or its signature on an original or any copy of this Second Amendment via telecopy, fax machine or e-mail) shall be deemed to be the delivery by such party of his, her or its original signature hereon.
F.Entire Agreement. The terms and provisions set forth in this Second Amendment constitute the entire agreement and understanding between Landlord and Tenant with respect to the specific subject matter addressed herein, and are hereby deemed to supersede all prior agreements and understandings (including, without limitation, those expressed originally in the Original Lease, to the extent inconsistent with the terms and provisions of this Second Amendment, and any prior oral or written communications between Landlord and Tenant, or their respective agents or representatives) concerning the specific subject matter hereof. No subsequent modification or amendment of the terms and provisions of this Second Amendment shall be effective unless in writing and signed by Landlord and Tenant.

G.Authority. By its execution and delivery hereof, Landlord does hereby certify and confirm to Tenant that the undersigned party executing this Second Amendment as Landlord is, in fact, presently the “Landlord” under the Lease, that the person(s) or party(ies) executing this Second Amendment on behalf of Landlord has/have done so with all requisite due authority, with the effect that this Second Amendment, as so executed, constitutes the valid and binding agreement of Landlord, enforceable against Landlord in accordance with the terms and provisions hereof, and that this Second Amendment has been duly executed and delivered by Landlord without the necessity of the joinder of any third party. By its execution and delivery hereof, Tenant does hereby certify and confirm to Landlord that the person(s) or party(ies) executing this Second Amendment on behalf of Tenant has/have done so with all requisite due authority, with the effect that this Second Amendment, as so executed, constitutes the valid and binding agreement of Tenant, enforceable against Tenant in accordance with the terms and provisions hereof, and that this Second Amendment has been duly executed and delivered by Tenant without the necessity of the joinder or consent of any third party.

H.Construction. Descriptive headings used herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision set forth in this Second Amendment. Where required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa. As used in this Second Amendment, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Second Amendment and not to any particular section or paragraph of this Second Amendment, unless the context clearly indicates otherwise. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein. This Second Amendment shall be construed without presumption of any rule requiring construction to be made against the party causing same to be drafted. This Second Amendment shall be construed and interpreted pursuant to the laws of the State of Illinois.

I.Guarantor. The Guarantor has joined in this Second Amendment for purposes of consenting to the terms and conditions of this Second Amendment and confirming that the Guaranty dated July 31, 2009 is in full force and effect and is fully enforceable with respect to the Original Lease, as amended by this Second Amendment.

[Signature Page Below]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment on or as of the day and year first above written.
LANDLORD:
TARANTULA VENTURES LLC,
a Delaware limited liability company

By: Tarantula Interests LLC,
a Delaware limited liability company
its Managing Member

By: DuPont Fabros Technology, L.P.,
a Maryland limited partnership,
its Managing Member

By: DuPont Fabros Technology, Inc.,
a Maryland corporation,
its General Partner

By: /s/ Hossein Fateh
Name: Hossein Fateh
Title: President & CEO

TENANT:

RACKSPACE US, INC.,
a Delaware corporation

By: /s/ Alan Schoenbaum
Name: Alan Schoenbaum
Title: Sr. Vice President & General Counsel

GUARANTOR:

RACKSPACE HOSTING, INC.,
a Delaware corporation

By: /s/ Alan Schoenbaum
Name: Alan Schoenbaum
Title: Sr. Vice President & General Counsel

EXHIBIT A

Floor Plan (Pods 25 and 27)

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EXHIBIT B

Landlord's Phase II Work

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